Exhibit 10.1

Execution Version
SUSPENSION OF RIGHTS AGREEMENT

To: JPMorgan Chase Bank, N.A., as Administrative Agent

From: ScanSource, Inc.

Date: April 10, 2024

Ladies & Gentlemen

The Third Amended and Restated Credit Agreement dated as of September 28, 2022 among, ScanSource, Inc., as the Borrower, the Subsidiary Borrowers from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Swingline Lender and Issuing Bank AND THE Lenders thereto (the “Credit Agreement”).

1.We are writing to you in your capacity as Administrative Agent under the Credit Agreement. Unless otherwise defined in this letter, terms defined in the Credit Agreement have the same meaning when used in this letter. The term “CAD CDOR Loans” in this letter shall mean loans that are borrowed in Canadian Dollars that use CDOR as an interest rate and the term “CAD Loans” in this letter shall mean loans that are borrowed in Canadian Dollars.

1.Each Borrower acknowledges that Refinitiv Benchmark Services (UK) Limited, as administrator of the CDOR rate, has announced that it will cease publication of all tenors of CDOR after the publication on June 28, 2024 (the “2024 CDOR Cessation”).

1.For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2024 CDOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, each of the Borrowers agrees with effect from April 10, 2024 to suspend its following rights under the Credit Agreement:

a.Each of the Borrowers agrees that, notwithstanding anything to the contrary in the Credit Documents, from and after July 1, 2024, CAD CDOR Loans shall not be available under the Credit Agreement and no Lender shall be obligated to participate in any Borrowing under the Credit Agreement of CAD CDOR Loans (clause (a), the “Suspension of Rights”); and

a.Each of the Borrowers agrees that, if a notice or instruction is given under the Credit Agreement on or after June 28, 2024 that selects CDOR as the interest rate for a CAD Loan, such notice or instruction shall be deemed to be ineffective.

1.The Suspension of Rights shall cease to have effect (and all rights of the Borrowers under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall be in full force and effect) following notice from each of the Borrowers to the Administrative Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2024 CDOR Cessation and to replace CDOR with a CORRA-based interest rate with respect to CAD Loans have become effective pursuant to and in accordance with the terms of the Credit Agreement.

Exhibit 10.1

Execution Version

1.Each of the Borrowers agrees to indemnify and hold harmless the Administrative Agent and each other Indemnified Party for any damage, loss, cost, liability, claim or reasonable expense whatsoever incurred (A) in connection with a breach or reasonably in anticipation of a potential breach, of any Borrower’s agreements in paragraph 3(a) or (B) giving effect to the instruction of any Borrower in paragraph 3(b) above, unless directly caused by such Indemnified Party’s gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court with competent jurisdiction.

1.This letter is hereby designated as a Credit Document and we acknowledge that this letter will be posted to the Approved Electronic Platform established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this letter.

1.Please sign and return to us the enclosed copy of this notice by way of your acknowledgement to the contents set out in this letter.

1.This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

1.This letter has been duly executed and delivered by each of the Borrowers and constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

1.The provisions of Section 9.06, Section 9.09 and Section 9.10 of the Credit Agreement shall apply, mutatis mutandis, to this letter.

Very truly yours,
SCANSOURCE, INC., as the Borrower

By: /s/ MARY M. GENTRY
Name: Mary M. Gentry
Title: SVP, Treasurer and Investor Relations

Agreed and accepted by:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/ ZACHARY QUAN
Name: Zachary Quan
Title: Vice President